Exhibit 99.1
Con-way
NEWS RELEASE
Contacts:
Investor:  Patrick Fossenier  1+ 734-757-1557
News Media:  Gary Frantz     1+ 734-757-1558

CON-WAY INC. REPORTS FOURTH-QUARTER AND FULL-YEAR RESULTS FOR 2011

ANN ARBOR, Mich. —February 2, 2012—Con-way Inc. (NYSE:CNW) today reported 2011 fourth quarter net income of $23.0 million, or 41 cents per diluted share. The results compare to fourth quarter 2010 net income of $2.4 million, or 4 cents per diluted share.

Results for the 2011 fourth quarter included a $10.0 million gain from settlement of a dispute related to the 2007 acquisition of Chic Logistics, while the 2010 fourth quarter included restructuring and other employee separation costs of $1.1 million. On a non-GAAP basis earnings per diluted share were 26 cents in the 2011 fourth quarter compared to 2 cents in last year’s fourth quarter. (Non-GAAP items, including tax-related adjustments for both years, are detailed in the attached reconciliation.)

Operating income in the 2011 fourth quarter was $49.9 million compared to $15.8 million earned in the fourth quarter a year ago.  Revenue for the 2011 fourth quarter was $1.32 billion, an 8.7 percent increase from last year’s fourth quarter revenue of $1.21 billion.

“The fourth quarter’s results capped a year of improvement driven by consistent operating discipline in all of Con-way’s core businesses,” said Douglas W. Stotlar, Con-way’s president and CEO.

Con-way Freight, the company’s less-than-truckload (LTL) operation, continued to benefit from stable network volumes and increasing efficiencies. “Con-way Freight turned in another quarter of progress. Yield increased while tonnage in 2011 was up for the first time this year compared to the previous year,” said Stotlar. “Our plan is to build on this momentum in 2012, emphasizing margin expansion and superior customer service.”

Menlo Worldwide Logistics, the company’s global logistics and supply chain management operation, brought 2011 to a positive close with a strong fourth quarter performance. “Menlo delivered consistent year-over-year growth in revenue, net revenue and operating income,” Stotlar said. “Our supply chain management company is providing superior value. Its broad portfolio of services, coupled with strategic opportunities for growth in North America and international markets, position Menlo well for 2012.”

Con-way Truckload, the company’s full-truckload transportation operation, leveraged gains in operating efficiencies and pricing to record its second highest quarterly operating income of the year. “Higher revenue per loaded mile and increased asset utilization underscored a good quarter,” Stotlar noted. “Con-way Truckload continues to do an excellent job of balancing its network, keeping its fleet fully seated and increasing pricing. With its premium service, and with industry capacity remaining relatively stable, our truckload company is well positioned for margin growth in 2012.”

The fourth-quarter tax provision in 2011 was $10.7 million on $33.7 million of income before taxes. In the 2010 fourth quarter, the company recognized an income tax benefit of $1.7 million on $0.7 million of income before taxes. The 2011 fourth quarter includes the gain from the Chic Logistics settlement, for which there was a $1.1 million tax provision.  Both years also included discrete tax adjustments and changes to other items that affected the effective tax rate (detailed in the attached reconciliation).

FULL-YEAR 2011 RESULTS

For the full-year 2011, Con-way reported net income of $88.4 million, or $1.58 per diluted share.  This compares to a full-year 2010 net income of $4.0 million, or 7 cents per diluted share.

Full-year 2011 results included the $10.0 million gain from the purchase-price settlement related to Chic Logistics and $6.6 million of discrete tax adjustments. The 2010 full year results included $19.2 million of goodwill and intangible-asset impairment charges related to the Chic Logistics acquisition, and $8.9 million of restructuring and other employee separation costs.

On a non-GAAP basis, full-year earnings per diluted share were $1.53 in 2011 compared to 47 cents in 2010.

Operating income of $207.9 million in 2011 more than doubled from the $78.2 million of operating income in 2010.  Revenue for the full-year 2011 was $5.29 billion, a 6.8 percent increase from 2010.

In 2011, the company recognized $59.6 million of income tax expense on $148.1 million of income before taxes and, in 2010, the company recognized $12.6 million of income tax expense on $16.6 million of income before taxes.  In addition to the no tax deduction on the 2010 impairment charges, both years also included discrete tax adjustments and changes to other items that affected the annual effective tax rate (detailed in the attached reconciliation).

Segment results in the fourth quarter for Con-way’s principal operations were as follows:

FREIGHT

For the fourth quarter of 2011, Con-way Freight reported:

•	Revenue of $796.2 million, an 8.2 percent increase over last year’s fourth-quarter revenue of $736.0 million. Improved yield, including higher fuel surcharge revenue, accounted for revenue growth.

•	Operating income of $19.6 million, compared to $1.8 million earned in the year-ago period. The quarter benefited from improved revenue and efficiency gains.

•	Revenue per hundredweight, or yield, increased 8.3 percent from the previous-year fourth quarter. Excluding the fuel surcharge, yield rose 4.3 percent.

•	Tonnage per day increased 0.8 percent compared to the 2010 fourth quarter.

•	Operating ratio was 97.5 in the 2011 fourth quarter compared to 99.8 in the previous-year period.

LOGISTICS

For the fourth quarter of 2011, Menlo Worldwide Logistics reported:

•
Revenue of $408.9 million, an increase of 11.4 percent from the prior year fourth-quarter revenue of $367.0 million. The quarter benefited from increased revenue in both warehousing and transportation management services.

•	Net revenue of $157.6 million, a 9.6 percent increase from $143.8 million in the previous year fourth quarter.

•
Operating income of $21.3 million, an increase over last year’s fourth quarter operating income of $6.7 million. The 2011 period includes a $10.0 million gain resulting from the settlement of a purchase-price dispute related to the 2007 acquisition of Chic Logistics.

TRUCKLOAD

For the fourth quarter of 2011, Con-way Truckload reported:

•
Revenue of $155.6 million, an 8.8 percent increase over last year’s fourth-quarter revenue of $143.0 million, reflecting the positive effects of higher fuel surcharges and improved revenue per loaded mile, which increased 3.4 percent from the previous-year fourth quarter (excluding fuel surcharges).

•
Operating income of $9.5 million, a 31.4 percent increase over operating income of $7.3 million in the previous-year period.   The increase in fourth-quarter operating income resulted largely from improved pricing and higher revenue per tractor.

•	Empty miles, at 9.6 percent, were relatively unchanged from the previous-year fourth quarter.

•	Operating ratio exclusive of fuel surcharges was 92.1, compared to 93.8 in the fourth quarter of 2010.

CON-WAY OTHER

Con-way Other includes the company’s Road Systems, Inc. trailer manufacturing unit as well as other corporate activities. These activities produced an operating loss of $0.5 million in the fourth quarter of 2011 compared to operating income of $0.1 million in the fourth quarter of 2010. Fourth-quarter comparative results reflect variations in results from re-insurance activities ($5.0 million loss in 2011, compared to $0.4 million of income in 2010) and a $5.1 million gain in 2011 from the sale of excess corporate properties.

INVESTOR CONFERENCE CALL

Con-way will host a conference call for the investment community tomorrow, Friday, February 3, beginning at 8:30 a.m. Eastern Time (5:30 a.m. Pacific).

The call can be accessed by dialing (866) 264-3634 or (706) 643-3632 (for international callers) and is expected to last approximately one hour.  The call will also be available through a live internet webcast at www.con-way.com, in the investors section.

An audio replay will be available for two weeks following the call by dialing (855) 859-2056 or (404) 537-3406 (for international callers) and using access code 44228776.  An Internet replay and podcast of the presentation will also be available at the Con-way site.

About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $5.3 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics. These operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates Road Systems Inc., a trailer refurbishing and manufacturing company which supplies trailing equipment to the company’s trucking fleets.  Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries.  For more information about Con-way, visit www.con-way.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items, all statements of the plans, strategies, expectations or objectives of Con-way’s management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal and other claims and proceedings that may be brought against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements  include: changes in general business and economic conditions, increasing competition and pricing pressure, the creditworthiness of Con-way's customers and their ability to pay for services rendered, changes in fuel prices or fuel surcharges, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill, intangible assets and other long-lived assets, the possibility of defaults under Con-way's revolving credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), uncertainty in the credit markets, including the effect on Con-way’s ability to refinance indebtedness as and when it becomes due, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company, environmental and tax matters, and matters relating to Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets. The factors included herein and in Item 1A of Con-way's 2010 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations. Any forward-looking statements speak as of the date of February 2, 2012, and are subject to change.  Con-way does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Con-way Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenue
Freight	$796,237	$736,018	$3,247,107	$3,075,064
Logistics [a]	408,865	366,981	1,589,994	1,477,988
Truckload	155,643	143,016	615,014	569,741
Other	10,231	16,616	46,685	52,890
Inter-segment Revenue Eliminations	(52,278)	(48,988)	(208,847)	(223,683)
	$1,318,698	$1,213,643	$5,289,953	$4,952,000
Operating Income (Loss) [b]
Freight	$19,559	$1,773	$119,779	$28,908
Logistics [c] [d] [e]	21,327	6,693	54,747	26,275
Truckload	9,540	7,262	34,813	20,844
Other	(484)	109	(1,411)	2,143
	49,942	15,837	207,928	78,170

Other Expense, net	16,281	15,144	59,856	61,613

Income before Income Tax Provision (Benefit)	33,661	693	148,072	16,557
Income Tax Provision (Benefit)	10,690	(1,694)	59,629	12,572

Net Income Available to Common Shareholders	$22,971	$2,387	$88,443	$3,985

Weighted-Average Common Shares Outstanding
Basic	55,557,816	54,663,750	55,388,297	52,507,320

Diluted	56,168,761	55,354,809	56,101,903	53,169,299

Earnings Per Common Share
Basic	$0.41	$0.04	$1.60	$0.08

Diluted	$0.41	$0.04	$1.58	$0.07

[a] Logistics' net revenue
Revenue	$408,865	$366,981	$1,589,994	$1,477,988
Purchased transportation expense	(251,246)	(223,157)	(988,405)	(906,389)
Net revenue	$157,619	$143,824	$601,589	$571,599

[b]
Includes costs related to administrative outsourcing, the consolidation of Con-way's executive offices, and other employee-separation costs. In connection with these events, $8.9 million of expenses were recognized for full-year 2010 by Con-way and allocated across all reporting segments, with the Freight segment incurring the predominant amount of the related expense in the third quarter of 2010.

[c]	Includes a $2.8 million prior-year first-quarter charge for the write-off of a customer-relationship intangible asset.

[d]	Includes a $16.4 million prior-year third-quarter goodwill-impairment charge.

[e]	Includes a $10.0 million current-year fourth-quarter gain resulting from a purchase-price adjustment to settle a dispute associated with the 2007 acquisition of Chic Logistics.

Con-way Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net Income Available to Common Shareholders	$22,971	$2,387	$88,443	$3,985

Before-Tax Reconciling Items
Gain from purchase-price adjustment (Chic Logistics acquisition)	10,000	-	10,000	-
Impairment of goodwill and other intangible assets	-	-	-	(19,181)
Restructuring charges and other employee-separation costs	-	(1,147)	-	(8,928)
	$10,000	$(1,147)	$10,000	$(28,109)
Tax-Related Reconciling Items
Tax effect of items above	(1,149)	447	(1,149)	4,174
Changes in annual effective tax rate [f]	26	1,287	598	1,322
Discrete tax adjustments	(576)	692	(6,610)	1,355
	$(1,699)	$2,426	$(7,161)	$6,851

Adjusted Non-GAAP Financial Measures:
Net Income Available to Common Shareholders	$14,670	$1,108	$85,604	$25,243

Earnings Per Diluted Common Share	$0.26	$0.02	$1.53	$0.47

Diluted Common Shares Outstanding	56,168,761	55,354,809	56,101,903	53,169,299

Information About Non-GAAP Financial Measures:

Con-way provides adjusted net income and earnings per share as additional information to investors. These measures are not in accordance with generally accepted accounting principles in the United States ("GAAP"). Con-way's non-GAAP financial measures are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Con-way believes that the non-GAAP financial measures provide meaningful information to assist investors and analysts in understanding Con-way's financial results because they exclude items that may not be indicative or are unrelated to Con-way's core operating results. However, because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures across companies. Investors are strongly encouraged to review Con-way's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

[f]  The “changes in annual effective tax rate” line quantifies the variance in the income tax provision or benefit that resulted from differences in the year-to-date effective tax rate for the period (excluding discrete tax adjustments) from the forecasted annual effective tax rate at the beginning of the year.

Con-way Inc.
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	December 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets	$1,190,390	$1,120,077
Property, plant and equipment, net	1,496,033	1,404,585
Other assets	413,593	419,070
Total Assets	$3,100,016	$2,943,732

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$723,470	$651,890
Long-term debt and capital leases	770,238	793,950
Other long-term liabilities and deferred credits	847,054	678,360
Shareholders' equity	759,254	819,532
Total Liabilities and Shareholders' Equity	$3,100,016	$2,943,732